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                                                                   EXHIBIT 3.6.2

                        AMENDMENT NO. 3 TO THE BYLAWS OF
                         EQUITY OFFICE PROPERTIES TRUST
                             EFFECTIVE JULY 14, 1999


       This will confirm that, effective as of July 14, 1999, the Bylaws of Equity Office Properties Trust have been amended in order to add Section 11 as follows:

       SECTION 11. COMMITTEE ON TRUST GOVERNANCE. The Committee on Trust Governance shall be composed of not less than three Trustees. The Committee on Trust Governance shall be authorized to (i) study, and review with management, the overall effectiveness of the organization of the Board of Trustees and the conduct of its business, and make appropriate recommendations to the Trustees with regard thereto; (ii) review the appropriateness and adequacy of information supplied to the Trustees prior to and during Board of Trustee meetings of the Trustees; (iii) develop, submit to the Trustees for their approval and thereafter monitor implementation of Guidelines on Trust Governance Issues in respect to the operation of the Board of Trustees and propose to the Trustees for their approval from time to time such revisions therein as the Committee on Trust Governance deems to be appropriate; (iv) develop and maintain criteria and procedures for the identification and recruitment or retention of candidates for election or reelection to serve as Trustees of the Trust, including consideration of the performance of incumbent Trustees in determining whether to nominate them for reelection; and (v) recommend to the Trustees, with the advice of the Chairman and the President and Chief Executive Officer of the Trust, nominees for election or reelection as Trustees. The Chairman of the Board as well as the President and Chief Executive Officer shall be ex-officio members of the Committee on Trust Governance.


                             /s/ STANLEY M. STEVENS
                        --------------------------------
                                    Secretary





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                        AMENDMENT NO. 4 TO THE BYLAWS OF
                         EQUITY OFFICE PROPERTIES TRUST
                          EFFECTIVE SEPTEMBER 27, 1999

       This will confirm that, effective as of September 27, 1999, Sections 8.2 and 8.3 of the Bylaws of Equity Office Properties Trust have been amended and restated in its entirety as follows:

       8.2 The Special Conflicts Committee shall have the power to consider and, in each case where the transaction obligates or is expected to obligate the Trust in an amount not greater than Fifty Million Dollars ($50,000,000), to approve any transaction in which the Trust is or is proposed to be a party and as to which any Trustee knows at the time of commitment that any of the following persons either is or is entitled to be a party, whether directly or indirectly, to the transaction or has a sufficiently material beneficial interest that the interest might reasonably be expected to exert an influence on the Trustee's judgment if he were called upon to vote on the transaction: (a) any Trustee or any Related Person of any Trustee; (b) any person (other than the Trust) of which the Trustee is the owner of more than 5% of any class of equity securities or is a director, trustee, general partner, agent or employee; (c) any person that controls one or more of the persons specified in clause (b) or a person that is controlled by, or is under common control with, one or more of the persons specified in clause (b); or (d) an individual who is a general partner, principal or employer of the Trustee.

       8.3 Any Trustee who knows of a transaction covered by Section 8.2 shall immediately notify and provide all material information about the transaction to the Special Conflicts Committee, which shall thereafter promptly consider the transaction. The Board of Trustees, any Trustee or any officer of the Trust may notify the Special Conflicts Committee about any transaction that it has reason to believe is covered by Section 8.2 and, upon request, such Trustee shall provide to the Special Conflicts Committee all relevant information known or in the control of the referring person. Upon receipt of notice pursuant to this paragraph, the Special Conflicts Committee shall notify the Chairman of the Board and the Secretary of the Trust in order that the Board of Trustees which, absent the Board's determination that such notice was improper, shall take no further action with respect to the transaction unless and until approved, ratified or recommended to the Board by the Special Conflicts Committee. The Trust shall not enter into such transaction without the approval, ratification or recommendation of the Special Conflicts Committee acting by unanimous written consent or by the affirmative vote of a majority of its members present and voting at any meeting thereof (excluding any members disqualified pursuant to Section 8.4). Nothing in this Section 8 shall require approval of fees or other compensation to Independent Trustees for their service as Trustees.

                                               /s/ STANLEY M. STEVENS
                                          --------------------------------
                                                  Secretary